EXHIBIT 23.01

                      ACCOUNTANTS' CONSENT


The Board of Directors
Showboat, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-36048, 33-56044, 33-47945 and 33-58315) on
Form S-8 and (No. 33-62431) on Form S-3 of Showboat, Inc. of our report dated March 11, 1996, relating to the consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Showboat, Inc.

Our report refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of the Financial
Accounting  Standards  Board's Statement of Financial  Accounting
Standards No. 109, ACCOUNTING FOR INCOME TAXES.


                                  /s/ KPMG Peat Marwick LLP


Las Vegas, Nevada
March 19, 1996